N E W S

                                                                                    January 16, 2002

                                                                                    Beth Copeland - Media
                                                                                    (317) 269-1395
                                                                                    William J. Brunner - Shareholders & Analysts
                                                                                    (317) 269-1614

                                                                                    FOR IMMEDIATE RELEASE

First Indiana Announces Five-for-Four Stock Split,
Resulting in a 25 Percent Cash Dividend Increase

          (Indianapolis) -- First Indiana Corporation (NASD — FINB) today announced a five–for–four stock split. The Corporation’s upcoming quarterly cash dividend of $.16 per share will be paid on shares outstanding after the split, resulting in a 25 percent increase in cash paid to shareholders.

          The stock split will be effected on February 27, 2002, to shareholders of record as of February 13, 2002. Shareholders will receive one additional share of First Indiana Corporation stock for every four owned as of the record date. Shareholders will receive certificates for the additional shares, and when applicable, a check in lieu of fractional shares.

          The cash dividend will be paid on March 15, 2002, on shares outstanding after the split, resulting in a 25 percent dividend increase. The record date for the cash dividend will be March 5, 2002.

          First Indiana Corporation is a full-service financial services company offering comprehensive financial solutions to businesses and individuals. It is the holding company for First Indiana Bank, N.A., the largest bank headquartered in Indianapolis, and Somerset Financial Services, an accounting

First Indiana Announces Five-for-Four Stock Split
January 16, 2002

and consulting firm. Founded in 1915, First Indiana Bank is a national bank with $2.0 billion in assets and 26 offices in Central Indiana, plus construction and consumer loan offices in Indiana, Arizona, Florida, Illinois, North Carolina, Oregon, and Ohio. First Indiana also originates consumer loans in 46 states through a national independent agent network. Through Somerset Financial Services and FirstTrust Indiana, a division of First Indiana Bank, First Indiana offers a full array of tax planning, accounting, consulting, wealth management, and investment advisory and trust services. Information about First Indiana is available at (317) 269-1200, or at www.firstindiana.com, which is not a part of this news release.

          Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. First Indiana intends such forward-looking statements to be covered by the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe-harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and involves a number of risks and uncertainties. In particular, among the factors that could cause actual results to differ materially are general economic conditions, unforeseen international political events, changes in interest rates (including reductions or increases in lending rates established by the Board of Governors of the Federal Reserve System), loss of deposits and loan demand to other savings and financial institutions, substantial changes in financial markets, changes in real estate values and the

First Indiana Announces Five-for-Four Stock Split
January 16, 2002

real estate market, regulatory changes, or unanticipated results in pending legal proceedings or regulatory filings. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.